 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2014

Comarco, Inc.

(Exact name of registrant as specified in its charter)

000-05449
(Commission File Number)

California	95-2088894
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

25541 Commercentre Drive, Suite 250, Lake Forest, California	92630-8870
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 599-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

As previously disclosed, on July 27, 2012, Comarco, Inc. (the “Company”) entered into a Stock Purchase Agreement (“SPA”) with Broadwood Partners, L.P. (“Broadwood”), which provided, subject to the Company’s satisfaction of certain conditions, that Broadwood would purchase up to 3,000,000 shares of the Company’s common stock at a price of $1.00 per share. In connection with the SPA and related transactions, the Company issued stock purchase warrants (the “Original Warrants”) to Broadwood entitling it to purchase up to a total of 1,704,546 shares of the Company’s common stock, at a price of $1.00 per share. The Company also entered into a Warrant Commitment Letter as part of the SPA transactions, which provided that if the Company raised less than $3,000,000 from sales of equity securities to other investors during the six-month period ended January 28, 2013, then Broadwood would receive an additional warrant (the “Additional Warrant”) entitling it to purchase up to 1,000,000 additional shares of the Company’s common stock, also at a price of $1.00 per share (the SPA, the Original Warrants, the Warrant Commitment Letter, and the Additional Warrant, collectively, the “Stock and Warrant Documents”).

The Original Warrants and the Additional Warrant contained anti-dilution provisions (“Anti-Dilution Provisions”), which provided that if the Company sold shares of its common stock (or any securities that are convertible or exercisable into shares of Company common stock) at a price less than $1.00 per share, then, subject to certain exceptions, the exercise price of the Original Warrants and the Additional Warrant would be reduced to equal that lower price and the aggregate number of shares of Company common stock purchasable on exercise of the Original Warrants and the Additional Warrant would be proportionately increased. As previously disclosed in the Company’s filings, a dispute arose between the Company and Broadwood concerning their respective rights and obligations under the Stock and Warrant Documents, including with respect to the Company’s obligation to issue the Additional Warrant and under the Anti-Dilution Provisions.

On August 13, 2014, the Company and Broadwood entered into an Amendment and Release Agreement that resolves the disputes between the Company and Broadwood concerning the Stock and Warrant Documents and related matters. Pursuant to the Amendment and Release Agreement, the Company issued Broadwood a new stock purchase warrant (“New Warrant”) entitling it to purchase up to a total of 2,350,000 shares of the Company’s common stock, at a price of $0.16 per share, in exchange for cancellation of the Original Warrants and any obligation of the Company to issue the Additional Warrant. The New Warrant expires on July 27, 2020. In addition, the Company and Broadwood released each other from any and all claims concerning the Stock and Warrant Documents and related matters.

The Amendment and Release Agreement and the New Warrant are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K. The Stock and Warrant Documents are attached as exhibits to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on August 2, 2012. The foregoing summaries of the Amendment and Release Agreement, New Warrant, and the Stock and Warrant Documents are not intended to be complete and are qualified in their entirety by reference to the complete text of the documents and agreements described.

Item 3.02     Unregistered Sales of Equity Securities.

The Company’s issuance of the New Warrant to Broadwood described under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The New Warrant issued to Broadwood and the shares of Company common stock that may be issued thereunder (collectively, the “Broadwood Equity Securities”) have been offered for sale and have been or will be sold to Broadwood, which is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemptions from registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC under the Securities Act. None of the Broadwood Equity Securities have been registered under the Securities Act or qualified under any applicable state securities laws, and may not be offered or sold in the United States absent such registration and qualification or applicable exemptions therefrom.

This Current Report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy any securities.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amendment and Release Agreement, dated August 13, 2014, by and among Broadwood Partners, L.P., Comarco, Inc. and Comarco Wireless Technologies, Inc.
10.2	Amended and Restated Common Stock Purchase Warrant, dated August 13, 2014, issued by Comarco, Inc. to Broadwood Partners, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC.

Date: August 15, 2014	By:	/s/	THOMAS W. LANNI
Thomas W. Lanni
President and Chief Executive Officer